Metal Management, Inc.

500 N. Dearborn Street • Suite 405

Chicago, Illinois 60610

www.mtlm.com

Nasdaq: MTLM

AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com

FOR IMMEDIATE RELEASE
December 2, 2005

METAL MANAGEMENT, INC. DECLARES QUARTERLY DIVIDEND TO STOCKHOLDERS

CHICAGO, IL – December 2, 2005 – Metal Management, Inc. (Nasdaq: MTLM), one of the nation’s largest full service scrap metal recyclers, today announced that its Board of Directors has declared a quarterly dividend of 7.5 cents per share of common stock. The record date established by the Board is December 9, 2005, and the payment date is December 27, 2005.

About Metal Management, Inc.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 40 recycling facilities in 15 states.

For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.

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